Exhibit (q)

THRIVENT MUTUAL FUNDS

Power of Attorney of Trustees

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned trustees of THRIVENT MUTUAL FUNDS, a Massachusetts business trust (the “Trust”), does hereby make, constitute and appoint Teresa J. Rasmussen, David S. Royal, James M. Odland, and Rebecca A. Paulzine, and each or any of them, the undersigned’s true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as such Trustee of such Trust to a Registration Statement or Registration Statements, on Form N-1A, and all amendments, including pre-effective amendments, post-effective amendments, and any and all supplements or other instruments in connection therewith, to be filed by such Trust with the Securities and Exchange Commission, Washington, DC, in connection with the registration of Trust shares under the Securities Act of 1933 and registration of the Trust itself under the Investment Company Act of 1940, and to file the same, with all exhibits thereto and other supporting documents, with such Commission, granting unto such attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand this 22nd day of August, 2012.

/s/ Janice B. Case	/s/ Paul R. Laubscher
Janice B. Case Trustee	Paul R. Laubscher Trustee

/s/ Richard L. Gady	/s/ James A. Nussle
Richard L. Gady Trustee	James A. Nussle Trustee

/s/ Richard A. Hauser	/s/ Douglas D. Sims
Richard A. Hauser Trustee	Douglas D. Sims Trustee

/s/ Marc S. Joseph	/s/ Constance L. Souders
Marc S. Joseph Trustee	Constance L. Souders Trustee